June 15, 1999

Securities and Exchange Commission
450 Fifth Street, NW
Washington DC 20549

          Re:  Westford Acquisition Corporation
               File Ref. No. 0-24839

We were previously the principal accountant for Westford Acquisition Corporation and, under the date of June 12, 1998, we reported on the consolidated financial statements of Westford Acquisition Corporation as of June 10, 1998. On June 15, 1999, our appointment as principal accountant was terminated. We have read Westford Acquisition Corporation's statements included under Item 4 of its Form 8-K dated June 15, 1999, and we agree with such statements.

                              Very truly yours,


                              WEINBERG & COMPANY, PA
                              Certified Public Accountants